Ventana Capital Partners
Merchant Banking

April 30, 2014

VIA EMAIL
Joseph Spiteri
319 Dorado Beach East
Dorado, Puerto Rico 00646

RE: MOJO Data Solutions, Inc.
Form 8-K filed April 29, 2014

Mr. Spiteri:

I am in receipt of your letter, dated April 29, 2014, therein informing me that you have filed a Current Report on Form 8-K under Item 5.02 on April 29, 2014. Having reviewed your letter and the statements contained in the Form 8-K, I emphatically and unequivocally take offense and issue with your statement in the Form 8-K that Ventana Capital Partners, LLC ("**Ventana**") breached our Consulting Agreement, dated April 24, 2013 (the "**Consulting Agreement**"), with MOJO Data Solutions, Inc. ("**MOJO**" or the "**Company**") by not performing in accordance with its stated obligations pursuant to its terms. That is patently untrue and libelous.

In addition, your statement in the Form 8-K that I "*voluntarily*" resigned from the Company's Board of Directors is also untrue. I did no such thing; but, rather, you unilaterally terminated my Board membership, without my prior consultation, knowledge or consent, via letter, dated April 24, 2014, sent to me by email which stated, in part, that my so-called "*voluntary*" resignation was "*triggered*" as a result of MOJO's unsubstantiated view that Ventana breached the Consulting Agreement with MOJO. This was after several failed attempts by me to personally meet with you to discuss these and other pertinent matters.

Please be advised that upon the advice of counsel, I intend to avail myself of all legal channels to the fullest extent of the law and commence legal proceedings against you, personally.

In accordance with Item 5.02(a)(3)(iii) of Form 8-K, you are required to file this letter as an exhibit by an amendment to the previously filed Form 8-K within two business days after receipt. If you fail to file this letter in accordance therewith, I will forward this letter to the SEC to ensure it is publicly filed via EDGAR.

Sincerely,

Ralph M. Amato
Managing Partner
Ventana Capital Partners, LLC

Ralph Amato, Managing Partner
Ventana Capital Partners
619.895.6900
ralph@ventanacp.com